Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Dialogic Corporation on Form S-3 of our reports dated January 27, 1999 (except for Note 10, as to which the date is March 2, 1999) and March 2, 1999, appearing in and incorporated by reference in the Annual Report on Form 10-K of Dialogic Corporation for the year ended December 31, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 29, 1999